Filed Pursuant to Rule 433
Dated February 14, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 14, 2007
Settlement Date (Original Issue Date):	February 22, 2007
Maturity Date:	February 22, 2017
Principal Amount (in Specified Currency):	JPY 50,000,000,000.00
Equivalent Principal Amount in U.S. Dollars:	US$ 413,052,458 (based on the exchange rate of US$1.00 = JPY121.05)
Price to Public (Issue Price):	99.626%
Agents Commission:	0.300%
All-in Price:	99.326%
Net Proceeds to Issuer (in Specified Currency):	JPY 49,663,000,000
Benchmark:	JGB-284 (1.7% due 12/20/2016)
Benchmark Yield:	1.737%
Spread to Benchmark:	Plus 0.305%
Re-Offer Yield:	2.042% (semi-annual)

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Filed Pursuant to Rule 433
Dated February 14, 2007
Registration Statement: No. 333-132807

Interest Rate Per Annum:	2.000%
Interest Payment Period:	Semi-annually
Interest Payment Dates:	Semi-annually on each February 22 and August 22 of each year, commencing on August 22, 2007 and ending on the Maturity Date.
Day Count Convention:	30/360
Denominations:	Minimum of JPY 1,000,000
Business Days:	Tokyo, London, New York
Clearance and Settlement:	Euroclear and Clearstream, Luxembourg only
CUSIP:	N/A
ISIN:	XS0287934722
Common Code:	028793472

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters") in the aggregate principal amounts listed below, as principal, at 99.626% of the aggregate principal amount less an underwriting discount equal to 0.300% of the principal amount of the Notes.

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Filed Pursuant to Rule 433
Dated February 14, 2007
Registration Statement: No. 333-132807

Institution	Commitment
Lead Manager
Citigroup Global Markets Limited	JPY 46,000,000,000

Co-Managers
Daiwa Securities SMBC Europe Limited	JPY 1,000,000,000
Mitsubishi UFJ Securities International plc	JPY 1,000,000,000
Mizuho International plc	JPY 1,000,000,000
Nomura International plc	JPY 1,000,000,000

Total	JPY 50,000,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus dated March 29, 2006 under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.51	1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

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Filed Pursuant to Rule 433
Dated February 14, 2007
Registration Statement: No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT DATED MARCH 29, 2006 SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited at 1-877-858-5407 or Investor Communications of the issuer at 1-203-357-3950.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.